Exhibit 10.7
CONSENT, WAIVER AND AMENDMENT TO
AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
          This Consent, Waiver and Amendment to the Amended and Restated Note Purchase Agreement (this “Amendment”) dated as of the 23rd day of December, 2008, is by and among Roadrunner Transportation Services, Inc., a Delaware corporation (f/k/a Roadrunner Dawes Freight Systems, Inc.), Sargent Trucking, Inc., a Maine corporation, Big Rock Transportation, Inc., an Indiana corporation, Midwest Carriers, Inc., an Indiana corporation, Smith Truck Brokers, Inc., a Maine corporation, and B&J Transportation, Inc., a Maine corporation (each, a “Issuer” and collectively the “Issuers”) and the Purchasers party hereto.
W I T N E S S E T H:
          WHEREAS, the Purchasers and Issuers are parties to that certain Amended and Restated Note Purchase Agreement (as amended or otherwise modified from time to time, the “NPA”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the NPA) dated as of March 14, 2007;
          WHEREAS, Events of Default exist under Section 10.2 of the NPA as a result of Issuers’ failure to comply with the financial covenants in Sections 9.1 and 9.2 of the NPA for the Computation Period ended September 30, 2008 (collectively, the “Existing Events of Default”);
          WHEREAS, concurrently herewith, Bank of America, N.A., as successor by merger to LaSalle Bank National Association (“Agent”) and Roadrunner Transportation Services Holdings, Inc., a Delaware corporation (f/k/a Roadrunner Dawes, Inc.) (“Parent”) are entering into that certain Keep Well Agreement dated as of the date hereof (the “Keep Well Agreement”) and (ii) that certain Consent, Waiver and Second Amendment to the Second Amended and Restated Credit Agreement dated as of the date hereof (the “Senior Amendment”) among the Sargent Companies, the guarantors listed therein and the Agent, in the form of Exhibit A hereto;
          WHEREAS, absent the written consent of Required Security Holders, execution and delivery of the Senior Amendment would constitute a breach of Section 8.20.2 of the NPA, and an Event of Default pursuant to Section 10.4 of the NPA;
          WHEREAS, to satisfy certain funding obligations contemplated by this Agreement and by the Keep Well Agreement, Holdings desires to (i) amend the Certificate of Incorporation of Holdings pursuant to a Certificate of Amendment in the form of Exhibit B hereto (the “Certificate of Amendment”), which Certificate of Amendment authorizes the issuance of Series B Convertible Preferred Stock of Holdings (the “Series B Stock”) and (ii) issue Series B Stock (the “Series B Issuance”) to certain Persons, including to certain Affiliates of Holdings;

          WHEREAS, absent the written consent of Required Security Holders, (i) filing of the Certificate of Incorporation would constitute a breach of Section 8.20.1 of the NPA, and an Event of Default pursuant to Section 10.4 of the NPA and (ii) the Series B Issuance would constitute a breach of Section 8.10 of the NPA, and an Event of Default pursuant to Section 10.4 of the NPA; and
          WHEREAS, Issuers have requested that the Required Security Holders (i) waive the Existing Events of Default, (ii) consent to the execution and delivery of the Senior Amendment, (iii) consent to the filing of the Certificate of Amendment (iv) consent to the Series B Issuance and (v) amend the NPA in certain respects, as set forth herein, and the Required Security Holders are willing to do so, subject to the terms and conditions contained herein.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Required Security Holders and Issuers hereby agree as follows:
          1. Waiver and Consents.
          (a) Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance on the representations and warranties set forth in Section 6 below, the Required Security Holders hereby waive the Existing Events of Default. Except as a result of the waiver set forth in this Section 1, nothing contained herein shall be deemed to constitute a waiver of any other Event of Default that may heretofore or hereafter occur or have occurred and be continuing or to modify any provision of the NPA.
          (b) Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance on the representations and warranties set forth in Section 6 below, the Required Security Holders hereby consent to (i) the execution and delivery of the Senior Amendment, (ii) the filing of the Certificate of Amendment and (iii) the Series B Issuance.
          (c) Except as expressly provided herein, the execution and delivery of this Amendment and the waivers, consents and modifications effected hereby shall not: (i) constitute an extension, modification, waiver or consent of or with respect to any aspect of the NPA or the other Documents; (ii) extend the terms of the NPA or the due date of any of the Note Obligations; (iii) give rise to any obligation on the part of the Required Security Holders to extend, modify, waive or consent to any term or condition of the NPA or the other Documents; or (iv) give rise to any defenses or counterclaims to the Required Security Holders’ right to compel payment of the Note Obligations or to otherwise enforce its rights and remedies under the NPA and the other Documents.
          2. Amendments to NPA.
          (a) Section 3.2.4.1(i) of the NPA is hereby amended and restated in its entirety as follows:

(i) make a Disposition (other than the issuance of Series B Convertible Preferred Stock on December 23, 2008 for proceeds of $12 million, to the extent that the proceeds thereof are either applied to the repayment of Revolving Loans (with no corresponding commitment reduction) or constitute a portion of the Segregated Equity Investment); or
          (b) Section 6.3.1 of the NPA is hereby amended to delete the following, “, the Thayer Earn-out Guarantee”.
          (c) Section 8.5.6 of the NPA is hereby amended and restated in its entirety as follows:
     8.5.6 Intentionally omitted;
          (d) Section 8.12 of the NPA is hereby amended to insert “and” at the end of Section 8.12.3.2; delete the “and” immediately following Section 8.12.3.3; replace the period at the end of Section 8.12.5 with “; and”; and add the following text to the end of the section:
8.12.6. following the termination of the Keep Well Agreement pursuant to Section 13(a)(ii) thereof, Parent may, in its sole discretion, use any proceeds remaining in the “Specified Account”, as such term is defined in the Keep Well Agreement, to redeem outstanding shares of Series B Convertible Preferred Stock over the 90 day period commencing upon the termination of the Keep Well Agreement in accordance with Article Fourth, Section (C)(6) of the Certificate of Incorporation of Parent; provided that the aggregate redemption price shall not exceed the amount of such remaining proceeds in the Specified Account.
          (e) Section 9.1 of the NPA is hereby amended and restated in its entirety as follows:
“9.1 Leverage Ratio. The Issuers shall not permit their Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
December 31, 2008	6.35 to 1.0
March 31, 2009	6.75 to 1.0
June 30, 2009	6.60 to 1.0
September 30, 2009	6.15 to 1.0
December 31, 2009	6.90 to 1.0
March 31, 2010	6.90 to 1.0
June 30, 2010	6.25 to 1.0

Date	Maximum Leverage Ratio
September 30, 2010	5.60 to 1.0
December 31, 2010	4.95 to 1.0
Each March 31, June 30, September 30, and December 31 thereafter	4.95 to 1.0
Subject to Section 3 of the December 2008 Amendment, “Leverage Ratio” shall be calculated in the manner set forth in such definition in Appendix I.”
          (f) Section 9.2 of the NPA is hereby amended and restated in its entirety as follows:
“9.2 Fixed Charge Coverage Ratio. The Issuers shall not permit their Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 for any twelve month period ended prior to the termination of the Keep Well Agreement in accordance with Section 13(a)(ii) of the Keep Well Agreement. Following termination of the Keep Well Agreement as provided in this Section 9.2, the Issuers shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.0 for any twelve month period after such termination.
Subject to Section 3 of the December 2008 Amendment, “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in such definition in Appendix I.”
          (g) The definition of “Applicable Rate” in Appendix I of the NPA is hereby amended and restated in its entirety as follows:
“Applicable Rate” means on any date of determination the percentage rate set forth in the Total column of the table below opposite the ratio of (a) Total Debt on such date to (b) EBITDA for the most recent period of four consecutive fiscal quarters ending on such date:

	Total Debt /	PIK
Level	LTM EBITDA	Percentage	Total

I	>=6.5 to 1.0	7.50%	19.50%

II	>=6.0 to 1.0 but <6.5 to 1.0	7.00%	19.00%

III	>=5.5 to 1.0 but <6.0 to 1.0	6.50%	18.50%

IV	>=5.0 to 1.0 but <5.5 to 1.0	6.00%	18.00%

V	>=4.5 to 1.0 but <5.0 to 1.1	4.50%	16.50%

VI	<4.5 to 1.0	3.50%	15.50%

          (h) Appendix I of the NPA is hereby amended to add the following definitions:
“December 2008 Amendment” means the Amendment to the Agreement, dated December 23, 2008.”
“Keep Well Agreement” means that certain Keep Well Agreement dated as of December 23, 2008 between Agent and Parent as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.
“Segregated Equity Investment” means the $5,000,000 equity investment made pursuant to the terms and conditions of the Keep Well Agreement, which investment is segregated from other funds pursuant to the terms and conditions of the Keep Well Agreement.
“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock of Parent issued on December 23, 2008.
(h) Appendix I is hereby amended to delete the definition of the “Thayer Earn-out Guarantee”.
(i) Schedules 5.9 and 5.17 of the NPA are hereby amended and restated in their entirety as set forth on Exhibit C hereto.
          3. EBITDA.
          (a) Of the $12,000,000 equity investment made in Holdings on the date hereof, (i) $5,000,000 shall be deemed to be an increase to EBITDA (solely for the purpose of determining the Issuers’ compliance with the financial covenants set forth in Sections 9.1 and 9.2) for the fiscal quarter in which such equity investment is made; and (ii) if, pursuant to the Keep Well Agreement there is an increase to EBITDA for any reason, there shall be deemed to be an increase to EBITDA solely for purposes of determining the Issuers’ compliance with the financial covenants set forth in Sections 9.1 and 9.2 (and not, for the avoidance of doubt, for purposes of Section 8.7) as set forth in Section 3 of the Keep Well Agreement.
          (b) Issuers shall be permitted to have a one time addback to EBITDA, for expenses incurred no later than March 31, 2010 from the failure of Holdings to consummate the initial registered public offering of Capital Securities of Holdings and Issuers’ restructuring expenses, in an aggregate amount not to exceed $3,000,000. Equivalent deductions shall be made from the computation of Excess Cash Flow over the same applicable period.

          4. Debt Computation Matters. Notwithstanding anything to the contrary set forth in the NPA, commencing with the fiscal quarter ending March 31, 2009, for purposes of computing the Leverage Ratio for any Computation Period ending on or after March 31, 2009, Debt pertaining to the Revolving Loans shall be deemed to equal to the average daily balance of the outstanding Revolving Loans for the most recently completed Fiscal Quarter in such Computation Period.
          5. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Required Security Holders):
          (a) The Issuers shall have executed and delivered this Amendment, together with such other documents, agreements and instruments as the Required Security Holders may require or reasonably request;
          (b) Parent and the Agent shall have executed and delivered the Keep Well Agreement in form and content acceptable to the Required Security Holders;
          (c) The Required Security Holders shall have approved the terms and conditions of any agreement, document or instrument pertaining to the $12,000,000 equity investment to be made in Parent on or about the date hereof, including without limitation, the Certificate of Amendment and any other modification to any Issuers’ organizational documents;
          (d) Parent shall have received equity investments of not less than $12,000,000, $5,000,000 of which shall comprise the Segregated Equity Investment, and the balance of which shall be paid by Issuers to the Agent, which payment amount the Required Security Holders hereby agree shall be applied first against outstanding Revolving Loans (without reducing the revolving commitment) and second against the Term Loan pro rata against the remaining scheduled installments;
          (e) The Issuers shall have paid to the Noteholders that execute this Amendment on or before December 23, 2008 a fee equal to .50% of the sum of the outstanding principal balance of the Notes owing to such Noteholders, which fee shall be fully earned and non-refundable when paid;
          (f) The Issuers shall have delivered to counsel to the Required Security Holders, the Consent and Reaffirmation attached hereto, executed by each of the Persons listed as signatories thereto;
          (g) The Issuers shall have delivered to counsel to the Required Security Holders the Senior Amendment executed by each of the Persons listed as signatories thereto;
          (h) The Issuers shall have satisfied in full all unpaid costs and expenses (including without limitation attorneys’ fees) incurred by the Required Security

Holders in connection with the Documents (including without limitation all costs and expenses incurred by the Required Security Holders in connection with the preparation, due diligence, administration and enforcement of all documentation contemplated by this Amendment); provided that the fees and expenses for American Capital, Ltd shall be $8,500.00; and
          (i) No other Event of Default or Event of Default (other than the Existing Events of Default) shall have occurred and be continuing.
          6. Representations and Warranties. To induce the undersigned Noteholders to enter into this Amendment, each Issuer hereby represents and warrants that:
          (a) The execution, delivery and performance by each Issuer of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within each Issuer’s corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to any Issuer, the certificate of formation, operating agreement and any other organizational document of any Issuer, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon any Issuer or any of its property;
          (b) Each of the NPA and the Documents, as amended by this Amendment and the documents and agreements contemplated thereby, are the legal, valid and binding obligation of Issuers, enforceable against Issuers in accordance with its terms;
          (c) Except to the extent amended hereby, the representations and warranties contained in the NPA and the Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and
          (d) Except for the Existing Events of Default, Issuers have performed all of their obligations under the NPA and the Documents to be performed by Issuers on or before the date hereof and as of the date hereof, Issuers are in compliance with all applicable terms and provisions of the NPA and each of the Documents to be observed and performed by Issuers and no event of default or other event which upon notice or lapse of time or both would constitute an event of default has occurred.

          7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy or electronic transmission of any executed signature page to this Amendment shall constitute effective delivery of such signature page.
          8. Continued Effectiveness. The Required Security Holders and the Issuers hereby agree that all references to the NPA which are contained in any of the Documents shall refer to the NPA as amended by this Amendment. Except as specifically set forth herein, the NPA and each of the Documents shall continue in full force and effect according to its and their respective terms.
          9. Keep Well Agreement; Issuance of Series B Preferred Stock. The Required Security Holders hereby consent to the terms and provisions of the Keep Well Agreement and to the issuance of the Series B Convertible Preferred Stock contemplated hereby and thereby, including to the modification to the Certificate of Incorporation of Parent to reflect the terms of the Series B Convertible Preferred Stock. To the extent of any inconsistencies or conflicts between the NPA, as amended hereby, and the Keep Well Agreement relating to the use of proceeds of Series B Convertible Preferred Stock and the effect of the application of such proceeds to increase EBITDA for purposes of Sections 9.1 and 9.2 of the NPA, the Keep Well Agreement shall be deemed to govern and control, and shall constitute an amendment to the applicable provisions of the NPA to avoid any such inconsistencies and/or conflicts.
          10. Additional Covenants. The Issuers agree that any default under the Keep Well Agreement shall be an Event of Default under the NPA
          11. Costs and Expenses. Each Issuer hereby agrees that all expenses incurred by the Required Security Holders in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys’ fees and expenses, shall be part of the Note Obligations.
          12. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
[signature pages follow]

          IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

ROADRUNNER TRANSPORTATION SERVICES, INC.

By: Title:	/s/ Judith A. Vijums

SARGENT TRUCKING, INC.

By: Title:	/s/ Judith A. Vijums

BIG ROCK TRANSPORTATION, INC.

By: Title:	/s/ Judith A. Vijums

MIDWEST CARRIERS, INC.

By: Title:	/s/ Judith A. Vijums

SMITH TRUCK BROKERS, INC.

By: Title:	/s/ Judith A. Vijums

B&J TRANSPORTATION, INC.

By: Title:	/s/ Judith A. Vijums

REQUIRED SECURITY HOLDERS:

SANKATY CREDIT OPPORTUNITIES, L.P.

By: Name:	/s/ Michael Ewald Michael Ewald
Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES II, L.P.

By: Name:	/s/ Michael Ewald Michael Ewald
Title:	Managing Director

RGIP, LLC

By: Name:	/s/ R. Bradford Malt R. Bradford Malt
Title:	Managing Member

ACAS BUSINESS LOAN TRUST 2005-1, a Delaware statutory trust.

By:	American Capital, Ltd., its Servicer

By: Name:	/s/ Chris Carey Chris Carey
Title:	Principal